                       THE COMMONWEALTH OF MASSACHUSSETTS
                            ARTICLES OF ORGANIZATION


                                   ARTICLE I

                        The name of the corporation is:

                         American Artists Limited, Inc.

                                   ARTICLE II

                  The purpose of the corporation is to engage in the following business activities:

                  the production of off-Broadway and Broadway productions

                  and to carry on any business or other activity which may be carried on by a corporation organized under the Business Corporation Law of the Commonwealth of Massachusetts, whether or not related to those referred hereinabove.



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                                                               December 18, 1992



Secretary of the Commonwealth
Department of Corporations
One Ashburton Place
Boston, Massachusetts 02108

         Re: American Artists Limited, Inc.

Dear Sir or Madam:

         I am writing to consent the formation of the corporation, American Artists Limited, Inc. I have no objection to the use of the name American Artists Limited, Inc.

                                                   Very Truly Yours,


                                                   /s/ J. B. Platt
                                                   ---------------------------
                                                   John B. Platt
                                                   President



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                             CONTINUATION SHEET 5A

         Any stockholder, including the heirs, assigns, executors or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer it to the corporation through the Board of Directors, in the manner following:

         He shall notify the Directors of his desire to sell or transfer by notice in writing, which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The directors shall, within thirty days thereafter, either accept the offer or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrator shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator.

         After the acceptance of the offer, or the report of the arbitrators as to the value of the stock, the directors shall have thirty days to purchase the same at such valuation, but if at the expiration of thirty days, the corporation shall not have exercised the right so to purchase, the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.

         No shares of stock shall be sold or transferred on the books of the corporation until these provisions have been complied with, but the Board of Directors may in any particular instance waive the requirement.



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                             CONTINUATION SHEET 6A

                            OTHER LAWFUL PROVISIONS:

1. Meetings of the stockholders may be held within the Commonwealth and elsewhere in the United States to the extent permitted by the By-Laws.

2. The corporation may be a partner in any business enterprise which the corporation would have power to conduct by itself.

3. The corporation shall, to the extent legally permissible, indemnify each of its present or former directors and officers and any person who may be then serving or who may have previously served at its request as a director or officer of any other organization in which it owned or owned shares or of which it is or was a creditor and it may, to the extent authorized by the directors, indemnify present of former employees and other agents or any person who may be then servicing or who may have previously served at its request as an employee or agent or any other organization in which it directly or indirectly owns or owned shares or of which it is or was a creditor against all liabilities, expenses and attorneys' fees, including amounts incurred or paid by him (a) in connection with the defense or disposition of any action, suit or proceeding, civil or criminal, and any appeal therein, in which he is made a party or involved by reason of being or having been such director, officer, employee or other agent, (b) in connection with any proceeding in advance of the final disposition of such action, suit or proceeding, (c) in satisfaction of judgments or laws fines and penalties, or (d) in connection with any compromise or settlement first approved by (i) a disinterested majority of the directors then in office, or (ii) a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director, officer, employee or other agent appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or (iii) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer, upon receipt of an undertaking by the person indemnified to repay such amount if he shall be adjudicated to be not entitled to indemnification. An "interested" directors is one against whom in such capacity the proceedings in questions or another proceeding on the same or similar grounds is then pending.

     Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section.




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     Notwithstanding the foregoing, indemnification shall not be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

     Any right to indemnification arising hereunder shall inure to the benefit of the heirs, executors or administrators of any such officer or director, employee or other agent and shall be in addition to all other rights to which such officer, director, employee or other agent may be entitled as a matter of law.

     The corporation may purchase and maintain insurance on behalf of any such director, officer, employee or other agent above-mentioned against any liability incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

4. The Board of Directors of the corporation may make, amend, or repeal the By-Laws of the corporation, in whole or in part, except with respect to any provision thereof which, by law, the Articles of Organization, or the By-Laws, require action exclusively by the stockholders entitled to voted thereon; but any By-Law adopted by the Board of Directors may be amended or repealed by the stockholders.

5. The directors shall have the power to fix, from time to time, their own compensation and the compensation of officers and employees of the corporation.

6. No contract or other transaction between this corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this corporation is or are interested in, or is a member, stockholder, director, or officer, or are members, stockholders, directors, or officers, of such other firm or corporation; and any director or officer or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract transaction of this corporation or in which this corporation is interested, and no contract, act or transaction of this corporation with any person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or directors or officer or officers of this corporation is a party or are parties to, or interest in, such contract, act or transaction, or in any way connected with such person or persons, firm, association or corporation, and each and every person who may become a director or officer of this corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this corporation for the benefit of himself or any firm, association or corporation which he may be anyway interested.

7. No director shall be personably liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provisions of laws imposing such liability; provided, however, that this provision shall not affect the liability of a director, to the extent that such liability is imposed by applicable law,
     (i) for any
     breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 61 or 62 or successor provisions of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, to the fullest extent that the Business Corporation Law may hereafter be amended to enlarge upon the ability of the Corporation to provide herein for the elimination or limitation of the liability of directors, no director shall be personally liable to the Corporation or its stockholders for breach of his fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect upon the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.



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                                  ARTICLE VII
                                 ..............

                                  ARTICLE VII

         .......... address in Massachusetts


         120 Boylston Street, Boston, MA 02116



                   NAME               RESIDENCE         POST OFFICE ADDRESS
PRESIDENT:     Jon B. Platt       6 Chilton Street      Brookline, MA 02146
TREASURER:     Jon B. Platt       6 Chilton Street      Brookline, MA 02146
CLERK:         Jon B. Platt       6 Chilton Street      Brookline, MA 02146
DIRECTORS:     Jon B. Platt       6 Chilton Street      Brookline, MA 02146



         .........fiscal year end....

         December 31

                                   ARTICLE X

         In Witness Whereof ..... signed ... 26, January 1993
                                                                            N/A

         Jay F. Theise, Esq. /s/ Jay F. Thiese
         Jay F. Theise and Associates
         50 Rowes Wharf
         Boston, MA 02110
         (617) 330-7140



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                       THE COMMONWEALTH OF MASSACHUSETTS
                            ARTICLES OF ORGANIZATION
                     GENERAL LAWS, CHAPTER 156B. SECTION 12
        JANUARY 10, 1999 ...........FILED..............JANUARY 26, 1993













                          /s/ MICHAEL JOSEPH CONNOLLY

                            MICHAEL JOSEPH CONNOLLY
                               Secretary of State


















                  Photocopy sent to:
                  Jay F. Theise, Esq.
                  Jay F. Theise and Associates
                  50 Rowes Wharf
                  Boston, MA 02110
                  (617) 330-7140